UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 OR 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2013

LEXINGTON REALTY TRUST
(Exact name of registrant as specified in its charter)

Maryland	1-12386	13-3717318
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Penn Plaza, Suite 4015, New York, New York		10119-4015
(Address of principal executive offices)		(Zip Code)

(212) 692-7200
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

___    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

___    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

___    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

___    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.    Creation of a Direct Financial Obligation or Obligation under an Off-Balance Sheet Arrangement.

As previously disclosed, on February 12, 2013, Lexington Realty Trust, which we refer to as the Trust, entered into the Second Amended and Restated Credit Agreement, which we refer to as the Credit Agreement, among the Trust, Lepercq Corporate Income Fund L.P. and Lepercq Corporate Income Fund II L.P., jointly and severally as borrowers, KeyBank National Association, as agent, and each of the financial institutions initially a signatory thereto together with their assignees pursuant to Section 12.5 therein. The Credit Agreement provides for an unsecured revolving loan facility in a principal amount of up to $300.0 million and an unsecured term loan facility in a principal amount of up to $250.0 million, which mature in February 2017 and February 2018, respectively. The unsecured revolving loan facility can be extended at the borrowers' option until February 2018.

The Credit Agreement also provides a right of the borrowers to request an increase in the principal amount of the unsecured revolving loan facility, subject to certain conditions and limitations. On May 31, 2013, the borrowers obtained an increase in the principal amount of the unsecured revolving loan facility of $100.0 million. As a result, the total unsecured revolving loan facility under the Credit Agreement has increased to a principal amount up to $400.0 million, $235.0 million of which was outstanding as of May 31, 2013.

The description of the Credit Agreement contained in this Item 2.03 is qualified in its entirety by reference to the full text of the Credit Agreement, which was filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on February 13, 2013, and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexington Realty Trust

Date: May 31, 2013	By:	/s/ Patrick Carroll
Patrick Carroll
Chief Financial Officer